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                   [PETERSON SULLIVAN P.L.L.C. LETTERHEAD]



May 5, 1998





Securities and Exchange Commission
450 - 5th Street, NW
Washington, DC 20549

Gentlemen:

We have read the statements made by Caring Products International, Inc. which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K dated May 6, 1998. We agree with the statements concerning our firm in the Form 8-K.


Very truly yours,

/s/  PETERSON SULLIVAN P.L.L.C.